Exhibit 99.1
Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828.
kentringer@caseycomm.com
April 14, 2022
Cass Information Systems announces record quarterly net income and diluted earnings per share
First Quarter Results
(All comparisons refer to the first quarter of 2021, except as noted)

•Earned record quarterly net income and diluted earnings per share.
•Increase in diluted earnings per share of 22.4%, to $.60 from $.49.
•Increase in net income of 16.8%, to $8.3 million from $7.1 million.
•Increase in return on average equity to 14.21% from 11.09%.
•Processed record quarterly transportation dollar volumes of $10.9 billion, a 37.3% increase.
•Increase in financial fees of $3.5 million, or 50.5%.
•Increase in average loans, excluding PPP loans, of $189.0 million, or 24.6%.
•Repurchased 124,874 shares of Company stock.
•Maintained exceptional credit quality.

ST. LOUIS – Cass Information Systems, Inc. (Nasdaq: CASS), (the Company or Cass) reported record first quarter 2022 earnings of $.60 per diluted share, an increase of 22.4% from the $.49 per diluted share it earned in the first quarter of 2021. Net income for the period was $8.3 million, an increase of 16.8% from the $7.1 million earned in the same period in 2021, also a record quarter.
Eric Brunngraber, the Company’s chairman and chief executive officer, noted, “Achieving record quarterly net income, EPS and dollar volumes is a testament to our strong team and continued execution of our strategic objectives. In addition, a rising interest rate environment should enhance our core profitability metrics in future periods as our funding sources are mainly non-interest bearing. Our strong balance sheet combined with our leading position in the transportation and facility payments and information services industry positions us very well for ongoing success.”
First Quarter 2022 Highlights

Financial Fees – Financial fee income, earned on a transactional level basis for invoice payment services when making customer payments, increased $3.5 million, or 50.5%, over the same period in the prior year. The increase in financial fee income was largely driven by the 57.6% increase in average payments in advance of funding.

Net Interest Income – Net interest income increased $1.6 million, or 15.1%. The Company’s net interest margin increased to 2.36% as compared to 2.32% in the same period last year. The increase in net interest income was largely driven by a 12.2% increase in average interest-earning assets, specifically an increase in average loans, excluding PPP loans, of 24.6%. The increase in the net interest margin was driven by an improved mix of interest-earning assets with an increase in average loans and average investment securities and a decrease in average short-term investments.

While the impact of the 25 basis point increase in the federal funds rate on March 16, 2022 had a nominal impact on the Company’s first quarter 2022 results, the Company is well positioned for an increase in net interest income in future periods to the extent there are further increases in the federal funds rate as well as longer term interest rates.

Provision for Credit Losses - The provision for credit losses was $230,000 during the first quarter of 2022 as compared to a release of credit losses of $600,000 in the first quarter of 2021. The provision for the first quarter of 2022 was primarily driven by the increase in total loans, excluding PPP loans, from the end of 2021. Credit quality remains strong with no charge-offs or non-performing loans.

Operating Expenses - Consolidated operating expenses rose $3.3 million, or 11.6% due to a general increase in wages, higher incentive compensation due to Company financial performance, higher transportation invoice volumes and strategic investment in various technology initiatives, including improved rating engine capabilities and investment in optical character recognition, artificial intelligence, machine learning and other processes to consume images and produce data.

Loans - Average loans increased $78.6 million, or 8.9%. Excluding the reduction in average PPP loans of $110.4 million, average loans increased $189.0 million, or 24.6%. The Company has been successful in achieving organic growth in its franchise, faith-based and other commercial and industrial loans. When compared to December 31, 2021, ending loans, excluding PPP loans, increased $21.6 million, or 2.3%, during the first quarter of 2022.

Payments in Advance of Funding – Average payments in advance of funding increased 57.6% primarily due to an increase in transportation dollar volumes.

Deposits – Average deposits increased 20.2%. The Company continues to experience robust deposit growth.

Accounts and Drafts Payable - Average accounts and drafts payable increased 21.1%. The increase in these balances, which are non-interest bearing, are primarily reflective of the increase in transportation and facility expense dollar volumes.

Transportation Dollar Volumes – Transportation dollar volumes hit a record level of $10.9 billion during the first quarter of 2022. The 37.3% increase in dollar volumes was largely due to inflationary pressures, supply chain disruptions, fuel surcharges, and scarcity of carrier supply, among other factors. The increase in dollar volumes is positively impacting the balance of our interest-earning assets which is helping generate interest income. In addition, higher dollar volumes are having a positive impact on financial fees.

Liquidity - The Company continues to maintain significant liquidity, with average short-term investments of $472.7 million during the first quarter of 2022.

Capital - During the first quarter of 2022, the Company repurchased 124,874 shares of common stock for a total of $5.1 million. The Company’s common equity tier 1, total risk-based capital and leverage ratios were 13.24%, 13.96% and 9.09% at March 31, 2022, respectively.
About Cass Information Systems
Cass Information Systems, Inc. is a leading provider of integrated information and payment management solutions. Cass enables enterprises to achieve visibility, control and efficiency in their supply chains, communications networks, facilities and other operations. Disbursing over $80 billion annually on behalf of clients, and with total assets in excess of $2.4 billion, Cass is uniquely supported by Cass Commercial Bank. Founded in 1906 and a wholly owned subsidiary, Cass Commercial Bank provides sophisticated financial exchange services to the parent organization and its clients. Cass is part of the Russell 2000®. More information is available at www.cassinfo.com.
Note to Investors
Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. These risks and uncertainties include the impact of the COVID-19 pandemic as well as economic and market conditions, inflationary pressures, risks of credit deterioration, interest rate changes, governmental actions, market volatility, security breaches and technology interruptions, energy prices and competitive factors, among others, as set forth in the Company’s most recent Annual Report on Form 10-K and subsequent reports filed with the Securities and Exchange Commission. The Company has used, and intends to continue using, the Investors portion of its website to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, investors are encouraged to monitor Cass’s website in addition to following press releases, SEC filings, and public conference calls and webcasts.

Consolidated Statements of Income (unaudited)

($ in thousands, except per share data)

	Quarter Ended March 31, 2022		Quarter Ended March 31, 2021
Processing fees	$19,036		$18,375
Financial fees	10,532		6,997
Net interest income	11,903		10,345
(Provision for) release of credit losses	(230)		600
Other	862		803
Total revenues	$42,103	$42,103	$37,120
Personnel	$24,718		$22,526
Occupancy	915		947
Equipment	1,711		1,675
Other	4,484		3,377
Total operating expenses	$31,828		$28,525
Income from operations before income taxes	$10,275		$8,595
Income tax expense	2,017		1,524
Net income	$8,258		$7,071
Basic earnings per share	$.61		$.49
Diluted earnings per share	$.60		$.49

Share data:
Weighted-average common shares outstanding	13,578		14,312
Weighted-average common shares outstanding assuming dilution	13,814		14,533

Consolidated Balance Sheets

($ in thousands)

	(unaudited) March 31, 2022	December 31, 2021
Assets:
Cash and cash equivalents	$191,449	$514,928
Investment securities	774,610	673,453
Loans, excluding PPP loans	975,829	954,268
PPP loans	1,373	6,299
Allowance for credit losses	(12,406)	(12,041)
Payments in advance of funding	329,622	291,427
Premises and equipment, net	19,086	18,113
Investments in bank-owned life insurance	47,163	43,176
Goodwill and other intangible assets	16,691	16,826
Other assets	78,626	48,452
Total assets	$2,422,043	$2,554,901

Liabilities and shareholders’ equity:
Deposits
Non-interest bearing	$621,819	$582,642
Interest bearing	555,116	638,861
Total deposits	1,176,935	1,221,503
Accounts and drafts payable	989,733	1,050,396
Other liabilities	38,297	37,204
Total liabilities	$2,204,965	$2,309,103

Shareholders’ equity:
Common stock	$7,753	$7,753
Additional paid-in capital	203,149	204,276
Retained earnings	116,646	112,220
Common shares in treasury, at cost	(82,348)	(78,904)
Accumulated other comprehensive (loss) income	(28,122)	453
Total shareholders’ equity	$217,078	$245,798
Total liabilities and shareholders’ equity	$2,422,043	$2,554,901

Average Balances (unaudited)

($ in thousands)

	Quarter Ended March 31, 2022	Quarter Ended March 31, 2021
Average interest-earning assets	$2,122,915	$1,891,396
Average loans, excluding PPP loans	956,913	767,865
Average PPP loans	2,938	113,357
Average payments in advance of funding	279,479	177,295
Average assets	2,528,263	2,184,567
Average deposits	1,167,121	970,839
Average accounts and drafts payable	1,088,105	898,378
Average shareholders’ equity	$235,720	$258,695

Consolidated Financial Highlights (unaudited)

($ and numbers in thousands, except ratios)

	Quarter Ended March 31, 2022	Quarter Ended March 31, 2021
Return on average equity	14.21%	11.09%
Net interest margin	2.36%	2.32%
Allowance for credit losses to loans	1.27%	1.32%
Non-performing loans to total loans	—%	—%
Net loan charge-offs (recoveries) to loans	—%	—%

Transportation invoice volume	8,958	8,787
Transportation dollar volume	$10,855,180	$7,904,639
Facility expense transaction volume	6,641	6,996
Facility expense dollar volume	$4,643,942	$3,717,428